EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2012 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Vicor Corporation, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Vicor Corporation and subsidiaries on Forms S-8 (Nos. 33-37491, effective October 29, 1990, 33-46656, effective March 25, 1992, 33-65154, effective June 23, 1993, 333-61177, effective August 11, 1998, 333-44790, effective August 30, 2000 and 333-99423, effective September 11, 2002).

/s/ Grant Thornton LLP

Boston, Massachusetts

March 2, 2012